Exhibit 5.1

TROUTMAN SANDERS LLP Attorneys at Law Bank of America Plaza 600 Peachtree Street, NE Suite 5200 Atlanta, Georgia 30308-2216 404.885.3000 telephone 404.885.3900 facsimile Troutmansanders.com

May 8, 2009

The Southern Company

30 Ivan Allen Jr. Boulevard, N.W.

Atlanta, Georgia 30308

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The Southern Company, a Delaware corporation (the “Company”), in connection with the above-referenced Registration Statement on Form S-3 (Registration Statement No. 333-159072) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration pursuant to the provisions of the Securities Act of 20,000,000 shares (the “Shares”) of the Company’s common stock, par value $5 per share, for issuance pursuant to (i) the Sales Agency Financing Agreement, dated as of May 8, 2009, between the Company and BNY Mellon Capital Markets, LLC (the “BNY Agreement”) and (ii) the Sales Agency Financing Agreement, dated as of May 8, 2009, between the Company and Barclays Capital Inc. (together with the BNY Agreement, the “Agreements”).

In rendering this opinion, we have examined the Registration Statement, the Agreements and copies of the Company’s Certificate of Incorporation, as amended, and Bylaws, each as certified to us by an officer of the Company. We also have reviewed minutes of proceedings of the Board of Directors of the Company relating to the issuance and sale of the Shares and such other documents as we have deemed necessary for purposes of this opinion. In such examinations, we have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all copies submitted to us, the authenticity of the originals of documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Based upon the foregoing examination, we are of the opinion that, subject to compliance with the pertinent provisions of the Securities Act and to compliance with such securities or “Blue Sky” laws of any jurisdiction as may be applicable, when the Shares have been issued in accordance with the terms of the Agreements, the Shares will be duly and validly issued, fully paid and non-assessable.

ATLANTA CHICAGO HONG KONG LONDON NEW YORK NEWARK NORFOLK ORANGE COUNTY

RALEIGH RICHMOND SAN DIEGO SHANGHAI TYSONS CORNER VIRGINIA BEACH WASHINGTON, DC

The Southern Company

May 8, 2009

The attorneys in this firm that are rendering this opinion letter are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal law of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statement with respect to our firm under the caption “Legal Matters” in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion may not be relied upon by you for any other purpose, or furnished or quoted to or relied upon by any other person, firm or entity for any purpose, without our prior written consent.

Very truly yours,

/s/ Troutman Sanders LLP